Exhibit 99.1

Energy Focus, Inc. Reports Second Quarter 2022 Financial Results

Conference Call to be Held Today at 11 a.m. ET

SOLON, Ohio, August 11, 2022 -- Energy Focus, Inc. (NASDAQ:EFOI), a leader in sustainable, energy-efficient lighting and controls systems and ultraviolet-c light disinfection (“UVCD”) products for the commercial, military maritime and consumer markets, today announced financial results for its second quarter ended June 30, 2022.
Second Quarter 2022 Financial Highlights:

•Net sales of $1.5 million, decreased 28.6% compared to the second quarter of 2021, reflecting a $0.5 million, or 49.3% decrease in military sales, as well as a decrease of $0.1 million, or 9.6% in commercial sales, year-over-year. As compared to the first quarter of 2022, net sales decreased by 28.2%, primarily reflecting a $0.4 million decrease in military sales and a $0.2 million decrease in commercial sales.
•Gross profit margin of 7.4% was down from 18.9% in the second quarter of 2021, and up from negative gross profit margin of (1.3)% in the first quarter of 2022. The year-over-year decrease was driven by lower sales and less favorable product mix. Sequentially, despite lower sales and negative impacts from the mix of products sold, the increase in gross profit margin primarily relates to a favorable change in inventory reserves offset slightly by the unfavorable impact of a scrap write-off.
•Loss from operations of $2.2 million was flat as compared to the second quarter of 2021. Loss from operations improved 7.7% as compared to a loss from operations of $2.7 million in the first quarter of 2022.
•Net loss of $2.5 million, or $(0.35) per basic and diluted share of common stock, compared to a net loss of $2.5 million, or $(0.59) per basic and diluted share of common stock, in the second quarter of 2021. Sequentially, the net loss decreased by $0.3 million compared to net loss of $2.8 million, or $(0.44) per basic and diluted share of common stock, in the first quarter of 2022.
•Cash of $0.9 million, included in total availability (as defined under “Non-GAAP Measures” below) of $2.5 million, each as of June 30, 2022, as compared to cash of $2.7 million and total availability of $1.1 million as of December 31, 2021.
•An April 2022 unsecured bridge financing generated $1.8 million in net liquidity after discounts and transaction expenses, and a June 2022 private placement for the sale of common stock and warrants resulted in net proceeds of $3.2 million.

Stephen Socolof, Chairman and Interim Chief Executive Officer, commented, “Despite the second quarter results, we believe our progress on cost reduction initiatives, reinvestment in our military sales channel, and building commercial sales pipeline will position us for revenue and margin improvements in the second half of 2022. We expect our cost savings initiatives will begin to contribute to the bottom line in the third quarter, while our enhanced ‘white light’ offerings and our refreshed RedCap® solution are expected in the last half of this year. Customer project timing and supply chain constraints impacted timing of certain second quarter orders, leading us into the third quarter with a healthy backlog of near-term orders. Our patented EnFocus™ powerline control system products are seeing larger order volumes, and we are optimistic they will become a more meaningful contributor in the second half of the year.”
32000 Aurora Road, Solon, OH 44139        •    www.energyfocus.com        •    800.327.7877

Mr. Socolof added, “We continue to focus on value-engineering and supply chain management initiatives we expect will reduce our cost of goods and make us more competitive, and have taken another hard look at other cost-cutting initiatives. Our SG&A expenses declined year-over-year, and sequentially when compared to the prior quarter, demonstrating our commitment to expense management. While reduced sales in the second quarter resulted in continued cash burn, we anticipate the cost reduction efforts combined with sales initiatives will result in a reduction in our cash burn in the second half of the year as sales improve and cost management impacts have full-period impacts.”
Second Quarter 2022 Financial Results:
Net sales were $1.5 million for the second quarter of 2022, compared to $2.1 million in the second quarter of 2021, a decrease of $0.6 million, or 28.6%. Net sales from commercial products were approximately $1.0 million, or 65.9% of total net sales, for the second quarter of 2022, as compared to $1.1 million, or 52.0% of total net sales, in the second quarter of 2021, reflecting (i) volatility of sales to large institutional customers; (ii) fluctuations in the timing and pace of commercial projects; and (iii) lingering macroeconomic supply chain impacts as a result of the COVID-19 pandemic. Net sales from military maritime products were approximately $0.5 million, or 34.1% of total net sales, for the second quarter of 2022, compared to $1.0 million, or 48.0% of total net sales, in the second quarter of 2021, primarily due to delayed timing of orders and project funding and reduced military maritime market pipeline development over the past year. Sequentially, net sales were down 28.2% compared to $2.1 million in the first quarter of 2022, reflecting primarily a decrease in military maritime orders.
Gross profit was $0.1 million, or 7.4% of net sales, for the second quarter of 2022. This compares with gross profit of $0.4 million, or 18.9% of net sales, in the second quarter of 2021. The year-over-year decrease in gross profit was driven by (i) lower sales volume, an unfavorable impact of $0.2 million, or 16% of net sales; and (ii) an unfavorable product mix impact of approximately $0.3 million, or 20% of net sales. These decreases were offset by a favorable net impact of $0.2 million, or 11% of net sales, from our inventory reduction project, with the change in inventory reserves offset by the inventory scrap write-off. Gross profit for the second quarter of 2022 also included unfavorable freight-in variances of $0.1 million, or 7% of net sales.
Sequentially, gross profit of $0.1 million for the second quarter of 2022 compares with negative gross profit of $(26.0) thousand, or (1.3)% of net sales, in the first quarter of 2022. Despite lower sales volumes (an unfavorable impact of approximately $0.1 million, or 10% of net sales), and an unfavorable product mix impact of approximately $0.1 million, or 5% of net sales, the increase quarter-over-quarter primarily relates to the favorable net impact of approximately $0.3 million, or 21% of net sales, related to the inventory reduction project, with the change in inventory reserves offset by the inventory scrap write-off.
Adjusted gross margin, as defined under “Non-GAAP Measures” below, was (5.1)% for the second quarter of 2022, compared to 17.6% in the second quarter of 2021, primarily driven by lower sales in the second quarter of 2022 in combination with a negative product mix impact during the second quarter of 2022 as compared to the second quarter of 2021. Sequentially, this compares to adjusted gross margin of 5.0% in the first quarter of 2021. The decrease from the first quarter of 2022 was primarily driven by lower sales in the second quarter of 2022 as well as lower variable margins during the second quarter of 2022.
Operating loss was $2.2 million for the second quarter of 2022, flat as compared to an operating loss of $2.2 million in the second quarter of 2021. Sequentially, this improved compared to an operating loss of $2.7 million in the first quarter of 2022. Net loss was $2.5 million, or $(0.35) per basic and diluted share of common stock, for the second quarter of 2022, compared with a net loss of $2.5 million, or $(0.59) per basic and diluted share of common stock, in the second quarter of 2021. Sequentially, this compares with a net loss of $2.8 million, or $(0.44) per basic and diluted share of common stock, in the first quarter of 2022.
32000 Aurora Road, Solon, OH 44139        •    www.energyfocus.com        •    800.327.7877

Adjusted EBITDA, as defined under “Non-GAAP Measures” below, was a loss of $2.1 million for the second quarter of 2022, compared with a loss of $2.0 million in the second quarter of 2021 and a loss of $2.6 million in the first quarter of 2021. The larger adjusted EBITDA loss in the second quarter of 2022, as compared to the second quarter of 2021, was primarily due to the gross margin reductions from lower sales and less favorable product mix.
Cash was $0.9 million as of June 30, 2022. This compares with cash of $2.7 million as of December 31, 2021. During the second quarter of 2022, the Company added to its liquidity position with $1.8 million in net proceeds in connection with the April 2022 bridge financing and $3.2 million in net proceeds in connection with the June 2022 private placement. As of June 30, 2022, the Company had total availability, as defined under “Non-GAAP Measures” below, of $2.5 million, which consisted of $0.9 million of cash and $1.6 million of additional borrowing availability under its credit facilities. This compares to total availability of $4.1 million as of June 30, 2021 and total availability of $1.1 million as of March 31, 2022. Our net inventory balance of $7.2 million as of June 30, 2022 decreased $0.7 million from our net inventory balance as of December 31, 2021. As part of our expense reduction initiative, we have decreased our warehouse space by approximately 40% beginning in the third quarter of 2022. As part of our expense reduction initiatives, we have significantly decreased our warehouse space beginning in the third quarter of 2022. In connection with the space reduction, in the second quarter of 2022, we began disposing of a substantial portion of our excess and obsolete commercial finished goods inventory that was more than 90% reserved. Additional inventory management efforts are expected to continue in the third quarter of 2022 in order to free up additional space in the warehouse.
Earnings Conference Call:
The Company will host a conference call and webcast today, August 11, 2022, at 11 a.m. ET to discuss the second quarter 2022 results, followed by a Q & A session.
You can access the live conference call by dialing the following phone numbers:
•Toll free 1-877-451-6152 or
•International 1-201-389-0879
•Conference ID# 13731731
The conference call will be simultaneously webcast. To listen to the webcast, log onto it at: https://viavid.webcasts.com/starthere.jsp?ei=1560780&tp_key=11d78b462d. The webcast will be available at this link through August 26, 2022. Financial information presented on the call, including this earnings press release, will be available on the investors section of Energy Focus’ website, investors.energyfocus.com.
About Energy Focus
Energy Focus is an industry-leading innovator of sustainable light-emitting diode (“LED”) lighting and lighting control technologies and solutions, as well as UV-C Disinfection technologies and solutions. As the creator of the first flicker-free LED lamps, Energy Focus develops high quality LED lighting products and controls that provide extensive energy and maintenance savings, as well as aesthetics, safety, health and sustainability benefits over conventional lighting. Our EnFocus™ lighting control platform enables existing and new buildings to provide quality, convenient and affordable, dimmable and color-tunable, circadian and human-centric lighting capabilities. In addition, our patent-pending UVCD technologies and products aim to provide effective, reliable and affordable UVCD solutions for buildings, facilities and homes. Energy Focus’ customers include U.S. and U.S. ally navies, U.S. federal, state and local governments, healthcare and educational institutions, as well as Fortune 500 companies. Since 2007, Energy Focus has installed approximately 900,000 lighting products across the U.S. Navy fleet, including tubular LEDs, waterline security lights, explosion-proof globes and berth lights, saving more than five million gallons of fuel and 300,000 man-hours in lighting maintenance annually. Energy Focus is headquartered in Solon, Ohio. For more information, visit our website at www.energyfocus.com.
32000 Aurora Road, Solon, OH 44139        •    www.energyfocus.com        •    800.327.7877

Forward-Looking Statements:
Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements can generally be identified by the use of forward-looking terminology, including the terms “believes,” “estimates,” “anticipates,” “expects,” “feels,” “seeks,” “forecasts,” “projects,” “intends,” “plans,” “may,” “will,” “should,” “could” or “would” or, in each case, their negative or other variations or comparable terminology. These forward-looking statements include all matters that are not historical facts and include statements regarding our intentions, beliefs or current expectations concerning, among other things, our results of operations, financial condition, liquidity, prospects, growth, strategies, capital expenditures, and the industry in which we operate. By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. Although we base these forward-looking statements on assumptions that we believe are reasonable when made in light of the information currently available to us, we caution you that forward-looking statements are not guarantees of future performance and that our actual results of operations, financial condition and liquidity, and industry developments may differ materially from statements made in or suggested by the forward-looking statements contained in this release. We believe that important factors that could cause our actual results to differ materially from forward-looking statements include, but are not limited to: (i) instability in the U.S. and global economies and business interruptions experienced by us, our customers and our suppliers, particularly in light of supply chain issues, and related long-term impacts on travel, trade and business operations, as a result of the COVID-19 pandemic; (ii) the competitiveness and market acceptance of our LED lighting, control and UVCD technologies, services and products; (iii) our ability to compete effectively against companies with lower prices or cost structures, greater resources, or more rapid development capabilities, and new competitors in our target markets; (iv) our ability to extend our product portfolio into new end markets, including consumer products; (v) our ability to realize the expected novelty, effectiveness, affordability and availability of our UVCD products and their appeal compared to other competing products; (vi) our ability to increase demand in our targeted markets and to manage sales cycles that are difficult to predict and may span several quarters; (vii) the timing of large customer orders, significant expenses and fluctuations between demand and capacity as we manage inventory and invest in growth opportunities; (viii) our ability to successfully scale our network of sales representatives, agents, distributors and other channel partners to compete with the sales reach of larger, established competitors; (ix) our ability to implement plans to increase sales and control expenses; (x) our reliance on a limited number of customers for a significant portion of our revenue, and our ability to maintain or grow such sales levels; (xi) our ability to add new customers to reduce customer concentration; (xii) our need for and ability to obtain additional financing in the near term, on acceptable terms or at all, to continue our operations; (xiii) our ability to refinance or extend maturing debt on acceptable terms or at all; (xiv) our ability to continue as a going concern for a reasonable period of time; (xv) our ability to attract and retain a new chief executive officer and a new chief financial officer; (xvi) our ability to attract, develop and retain qualified personnel, and to do so in a timely manner; (xvii) our reliance on a limited number of third-party suppliers and development partners, our ability to manage third-party product development and obtain critical components and finished products on acceptable terms and of acceptable quality despite ongoing global supply chain challenges, and the impact of our fluctuating demand on the stability of such suppliers; (xviii) our ability to timely, efficiently and cost-effectively transport products from our third-party suppliers by ocean marine and other logistics channels despite global supply chain and logistics disruptions; (xix) the impact of any type of legal inquiry, claim or dispute; (xx) the macro-economic conditions, including recessionary trends, in the United States and in other markets in which we operate or secure products, which could affect our ability to obtain raw materials, component parts, freight, energy, labor, and sourced finished goods in a timely and cost-effective manner; (xxi) our dependence on military maritime customers and on the levels and timing of government funding available to such customers, as well as the funding resources of our other customers in the public sector and commercial markets; (xxii) business interruptions resulting from geopolitical actions such as war and terrorism, natural disasters, including earthquakes, typhoons, floods and fires, or from health epidemics, or pandemics or other contagious outbreaks; (xxiii) our ability to respond to new lighting and air disinfection technologies and market trends; (xxiv) our ability to fulfill our warranty obligations with safe and reliable products; (xxv) any delays we may encounter in making new products available or fulfilling customer specifications; (xxvi) any flaws or defects in our products or in the manner in which they
32000 Aurora Road, Solon, OH 44139        •    www.energyfocus.com        •    800.327.7877

are used or installed; (xxvii) our ability to protect our intellectual property rights and other confidential information, and manage infringement claims made by others; (xxviii) our compliance with government contracting laws and regulations, through both direct and indirect sale channels, as well as other laws, such as those relating to the environment and health and safety; (xxix) risks inherent in international markets, such as economic and political uncertainty, changing regulatory and tax requirements and currency fluctuations, including tariffs and other potential barriers to international trade; (xxx) our ability to maintain effective internal controls and otherwise comply with our obligations as a public company; and (xxxi) our ability to maintain compliance with the continued listing standards of The Nasdaq Stock Market. For additional factors that could cause our actual results to differ materially from the forward-looking statements, please refer to our most recent annual report on Form 10-K and quarterly reports on Form 10-Q filed with the Securities and Exchange Commission.
###
Investor Contact:
Stephen Socolof
Interim Chief Executive Officer
(216) 715-1300
32000 Aurora Road, Solon, OH 44139        •    www.energyfocus.com        •    800.327.7877

Condensed Consolidated Balance Sheets
(in thousands)

	June 30, 2022	December 31, 2021
	(Unaudited)
ASSETS
Current assets:
Cash	$938	$2,682
Trade accounts receivable, less allowances of $10 and $14, respectively	1,155	1,240
Inventories, net	7,168	7,866
Short-term deposits	501	712
Prepaid and other current assets	847	924
Total current assets	10,609	13,424

Property and equipment, net	585	675
Operating lease, right-of-use asset	1,316	292
Total assets	$12,510	$14,391

LIABILITIES
Current liabilities:
Accounts payable	$1,309	$2,235
Accrued liabilities	199	265
Accrued legal and professional fees	53	104
Accrued payroll and related benefits	486	718
Accrued sales commissions	55	57
Accrued warranty reserve	315	295
Deferred revenue	—	268
Operating lease liabilities	180	325
Finance lease liabilities	—	1
Streeterville - 2021 note, net of discount and loan origination fees	809	1,719
Streeterville - 2022 note, net of discount and loan origination fees	1,031	—
Credit line borrowings, net of loan origination fees	1,981	2,169
Total current liabilities	6,418	8,156

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32000 Aurora Road, Solon, OH 44139        •    www.energyfocus.com        •    800.327.7877

Condensed Consolidated Balance Sheets
(in thousands)

	June 30, 2022	December 31, 2021
	(Unaudited)
Operating lease liabilities, net of current portion	1,133	26
Streeterville note, net of current maturities	788	—
Total liabilities	8,339	8,182

STOCKHOLDERS' EQUITY
Preferred stock, par value $0.0001 per share:
Authorized: 5,000,000 shares (3,300,000 shares designated as Series A Convertible Preferred Stock) at June 30, 2022 and December 31, 2021
Issued and outstanding: 876,447 at June 30, 2022 and December 31, 2021	—	—
Common stock, par value $0.0001 per share:
Authorized: 50,000,000 shares at June 30, 2022 and December 31, 2021
Issued and outstanding: 7,811,460 at June 30, 2022 and 6,368,549 at December 31, 2021	1	—
Additional paid-in capital	148,221	144,953
Accumulated other comprehensive loss	(3)	(3)
Accumulated deficit	(144,048)	(138,741)
Total stockholders' equity	4,171	6,209
Total liabilities and stockholders' equity	$12,510	$14,391
32000 Aurora Road, Solon, OH 44139        •    www.energyfocus.com        •    800.327.7877

Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(unaudited)

	Three months ended			Six months ended June 30,
	June 30, 2022	March 31, 2022	June 30, 2021	2022	2021
Net sales	$1,480	$2,061	$2,074	$3,541	$4,711
Cost of sales	1,371	2,087	1,681	3,458	3,765
Gross profit (loss)	109	(26)	393	83	946

Operating expenses:
Product development	353	503	370	856	1,023
Selling, general, and administrative	1,964	2,127	2,268	4,091	4,486
Restructuring recovery	—	—	(3)	—	(22)
Total operating expenses	2,317	2,630	2,635	4,947	5,487
Loss from operations	(2,208)	(2,656)	(2,242)	(4,864)	(4,541)

Other expenses (income):
Interest expense	260	184	216	444	343
Gain on forgiveness of Paycheck Protection Program loan	—	—	—	—	(801)
Other income	—	(30)	—	(30)	—
Other expenses	18	11	15	29	32

Net loss	$(2,486)	$(2,821)	$(2,473)	$(5,307)	$(4,115)

Net loss per common share attributable to common stockholders - basic:
From operations	$(0.35)	$(0.44)	$(0.59)	$(0.78)	$(1.05)

Weighted average shares of common stock outstanding:
Basic and diluted	7,166	6,437	4,211	6,803	3,913

32000 Aurora Road, Solon, OH 44139        •    www.energyfocus.com        •    800.327.7877

Condensed Consolidated Statements of Cash Flows

(in thousands)
(unaudited)
	Three months ended			Six months ended June 30,
	June 30, 2022	March 31, 2022	June 30, 2021	2022	2021
Cash flows from operating activities:
Net loss	$(2,486)	$(2,821)	$(2,473)	$(5,307)	$(4,115)
Adjustments to reconcile net loss to net cash used in operating activities:
Other income	—	(30)	—	(30)	—
Gain on forgiveness of Paycheck Protection Program loan	—	—	—	—	(801)
Depreciation	43	44	53	87	100
Stock-based compensation	54	44	208	98	348
Provision for doubtful accounts receivable	5	(9)	2	(4)	8
Provision for slow-moving and obsolete inventories	(185)	129	(28)	(56)	61
Provision for warranties	51	(30)	—	21	12
Amortization of loan discounts and origination fees	91	69	59	160	97
Changes in operating assets and liabilities (sources / (uses) of cash):
Accounts receivable	184	(83)	358	101	890
Inventories	384	370	(586)	754	(2,549)
Short-term deposits	47	12	137	59	149
Prepaid and other assets	96	20	(32)	116	(28)
Accounts payable	(777)	61	(869)	(716)	82
Accrued and other liabilities	(149)	(211)	(149)	(360)	(358)
Deferred revenue	—	(268)	(2)	(268)	(1)
Total adjustments	(156)	118	(849)	(38)	(1,990)
Net cash used in operating activities	(2,642)	(2,703)	(3,322)	(5,345)	(6,105)
Cash flows from investing activities:
Acquisitions of property and equipment	(2)	(35)	(102)	(37)	(211)
Net cash used in investing activities	(2)	(35)	(102)	(37)	(211)

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32000 Aurora Road, Solon, OH 44139        •    www.energyfocus.com        •    800.327.7877

Condensed Consolidated Statements of Cash Flows - continued

(in thousands)
(unaudited)
	Three months ended			Six months ended June 30,
	June 30, 2022	March 31, 2022	June 30, 2021	2022	2021
Cash flows from financing activities (sources / (uses) of cash):
Proceeds from the issuance of common stock and warrants	3,500	—	5,000	3,500	5,000
Proceeds from the exercise of warrants	—	—	—	—	527
Offering costs paid on the issuance of common stock and warrants	(334)	—	(469)	(334)	(469)
Principal payments under finance lease obligations	—	(1)	(1)	(1)	(2)
Proceeds from exercise of stock options and employee stock purchase plan purchases	5	—	59	5	59
Common stock withheld in lieu of income tax withholding on vesting of restricted stock units	—	—	—	—	(2)
Proceeds from the 2021 Streeterville note	—	—	1,515	—	1,515
Payments on the 2021 Streeterville note	(410)	(615)	—	(1,025)	—
Proceeds from the 2022 Streeterville note	2,000	—	—	2,000	—
Deferred financing costs paid	(234)	—	(30)	(234)	(30)
Net (payments) proceeds from the credit line borrowings - Credit Facilities	(1,170)	897	(1,871)	(273)	(791)
Net cash provided by financing activities	3,357	281	4,203	3,638	5,807

Net increase (decrease) in cash and restricted cash	713	(2,457)	779	(1,744)	(509)
Cash and restricted cash, beginning of period	225	2,682	890	2,682	2,178
Cash and restricted cash, end of period	$938	$225	$1,669	$938	$1,669

Classification of cash and restricted cash:
Cash	$938	$225	$1,327	$938	$1,327
Restricted cash held in other assets	—	—	342	—	342
Cash and restricted cash	$938	$225	$1,669	$938	$1,669

32000 Aurora Road, Solon, OH 44139        •    www.energyfocus.com        •    800.327.7877

Sales by Product
(in thousands)
(unaudited)

	Three months ended			Six months ended June 30,
	June 30, 2022	March 31, 2022	June 30, 2021	2022	2021
Net sales:
Commercial	$975	$1,134	$1,078	$2,109	$1,991
Military maritime products	505	927	996	1,432	2,720
Total net sales	$1,480	$2,061	$2,074	$3,541	$4,711

Non-GAAP Measures
In addition to the results in this release that are presented in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”), we provide certain non-GAAP measures, which present operating results on an adjusted basis. These non-GAAP measures are supplemental measures of performance that are not required by or presented in accordance with U.S. GAAP and, include:
•total availability, which we define as our ability on the period end date to access additional cash if necessary under our short-term credit facilities, plus the amount of cash on hand on that same date;
•adjusted EBITDA, which we define as net income (loss) before giving effect to restructuring expenses, financing charges, income taxes, non-cash depreciation, stock non-cash compensation, accrued incentive compensation, non-routine charges to other income or expense, and change in fair value of warrant liability; and
•adjusted gross margins, which we define as our gross profit margins during the period without the impact from excess and obsolete, in-transit and net realizable value inventory reserve movements that do not reflect current period inventory decisions.
We believe that our use of these non-GAAP financial measures permits investors to assess the operating performance of our business relative to our performance based on U.S. GAAP results and relative to other companies within the industry by isolating the effects of items that may vary from period to period without correlation to core operating performance or that vary widely among similar companies, and to assess liquidity, cash flow performance of the operations, and the product margins of our business relative to our U.S. GAAP results and relative to other companies in the industry by isolating the effects of certain items that do not have a current period impact. However, our presentation of these non-GAAP measures should not be construed as an indication that our future results will be unaffected by unusual or infrequent items or that the items for which we have made adjustments are unusual or infrequent or will not recur. Further, there are limitations on the use of these non-GAAP measures to compare our results to other companies within the industry because they are not necessarily standardized or comparable to similarly titled measures used by other companies. We believe that the disclosure of these non-GAAP measures is useful to investors as they form part of the basis for how our management team and Board of Directors evaluate our operating performance.
Total availability, adjusted EBITDA and adjusted gross margins do not represent cash generated from operating activities in accordance with U.S. GAAP, are not necessarily indicative of cash available to fund cash needs and are not intended to and should not be considered as alternatives to cash flow, net income and gross profit margins, respectively, computed in accordance with U.S. GAAP as measures of liquidity or operating performance. Reconciliations of these non-GAAP measures to the most directly comparable financial measures calculated and presented in accordance with U.S. GAAP are provided below for total availability, adjusted EBITDA and adjusted gross margins, respectively.

32000 Aurora Road, Solon, OH 44139        •    www.energyfocus.com        •    800.327.7877

	As of
(in thousands)	June 30, 2022	March 31, 2022	June 30, 2021
Total borrowing capacity under credit facilities	$3,568	$4,026	$4,490
Less: Credit line borrowings, gross(1)	(2,015)	(3,175)	(1,698)
Excess availability under credit facilities(2)	1,553	851	2,792
Cash	938	225	1,327
Total availability(3)	$2,491	$1,076	$4,119
(1)Forms 10-Q Balance Sheets reflect the Line of credit net of debt financing costs of $23, $66 and $169, respectively.
(2)Excess availability under credit facilities - represents difference between maximum borrowing capacity of credit facilities and actual borrowings
(3)Total availability - represents Company’s ‘access’ to cash if needed at point in time

	Three months ended			Six months ended June 30,
(in thousands)	June 30, 2022	March 31, 2022	June 30, 2021	2022	2021
Net loss	$(2,486)	$(2,821)	$(2,473)	$(5,307)	$(4,115)
Restructuring expense (recovery)	—	—	(3)	—	(22)
Net loss, excluding restructuring	(2,486)	(2,821)	(2,476)	(5,307)	(4,137)
Interest	260	184	216	444	343
Gain on forgiveness of Paycheck Protection Program loan	—	—	—	—	(801)
Other income	—	(30)	—	(30)	—
Depreciation	43	44	53	87	100
Stock-based compensation	54	44	208	98	348
Other incentive compensation	33	(5)	12	28	130
Adjusted EBITDA	$(2,096)	$(2,584)	$(1,987)	$(4,680)	$(4,017)

	Three Months Ended
(in thousands)	June 30, 2022		March 31, 2022		June 30, 2021
	($)	(%)	($)	(%)	($)	(%)
Net sales	$1,480		$2,061		$2,074
Actual gross profit	$109	7.4%	$(26)	(1.3)%	$393	18.9%
E&O, in-transit and net realizable value inventory reserve changes, net of scrap write-off for inventory reduction	(185)	(12.5)%	129	6.3%	(28)	(1.4)%
Adjusted gross profit	$(76)	(5.1)%	$103	5.0%	$365	17.6%

32000 Aurora Road, Solon, OH 44139        •    www.energyfocus.com        •    800.327.7877